EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is effective as of August 15, 2013 between TARGETED MEDICAL PHARMA, INC, a Delaware corporation (“TMP”), and William B. Horne, an individual resident of California (“Executive”).

RECITALS

A.	Executive has acquired special skills and abilities appropriate to and necessary for the role of Chief Financial Officer at TMP.

B.	TMP desires the continued association and services of Executive in order to retain his or her experience, skills, abilities, background, and knowledge, and is therefore willing to engage his or her services on the terms and conditions set forth below.

C.	Executive desires to be employed by TMP and is willing to provide services on the terms and conditions detailed herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, the parties agree as follows:

1.          ENGAGEMENT. TMP shall employ Executive as Chief Financial Officer as of August 19, 2013 (the “Start Date”).

2.          RESPONSIBILITY. Executive shall report to the Chief Executive Officer and Board of Directors of TMP. Executive responsibilities shall include: financial accounting and reporting; treasury operations; budgeting and planning; assisting in strategic planning and investor relations; preparation of the company’s SEC filings and reporting; ensuring that the company is compliant with Sarbanes Oxley and Dodd-Frank requirements and with local, state, and federal reporting requirements; create, coordinate, and evaluate the financial data of the company to include budgeting, tax planning and conservation of assets; coordinate changes and improvements in financial information systems; oversee the approval and processing of revenue, expenses, department budgets, ledger, account maintenance and financial data entry; coordinate the preparation of financial statements, financial reports, special analyses, and information reports; continually improve finance, accounting, billing, and auditing procedures and control safeguards; ensure records systems are maintained in accordance with generally accepted auditing standards; train and guide the accounting team; serve on planning and policy-making committees as requested; and such other duties and responsibilities as the Chief Executive Officer and Board of Directors of TMP shall determine, assign, or delegate from time to time during the period of this Agreement.

Executive shall perform his duties faithfully and diligently and shall abide by the Bylaws, rules, regulations, instructions, personnel practices and policies of TMP and any changes to them that may be adopted by TMP, except to the extent inconsistent with the terms of this Agreement and in the event of inconsistency the provisions of this Agreement govern.

3.          OFFICE LOCATIONS. Executive shall perform his responsible services from TMP’s offices in Los Angeles, California and, as may be reasonably required by such services, other locations from time to time.

4.          COVENANTS OF EXECUTIVE.

(a)          Devotion Of Time To Business.  Executive will devote substantially all his time, attention, energy, knowledge, and skill to the business of TMP.  Executive agrees that Executive will not engage in any other activities that conflict with Executive’s obligations to TMP.

(b)          Conflicting Employment and Noninterference with Business.  Executive agrees that during the Term of this Agreement and any renewal period pursuant to paragraph 5 of this Agreement, Executive will not directly or indirectly provide services for, own, manage, consult, operate any business or otherwise engage in business activity directly related to the businesses in which TMP is now involved or becomes involved.   Following the termination of Executive’s employment with TMP, Executive shall not:  (a) engage in unfair competition with TMP; (b) aid others in any unfair competition with TMP; (c) in any way breach the confidence that TMP placed in Executive during his employment with TMP; (d) misappropriate any Confidential Information as defined in this Agreement; or (e) breach any of the provisions of this paragraph 4 of this Agreement.

(c)          No Solicitation of Business or Customers.  Executive promises and agrees that during the Term of this Agreement and any renewal period pursuant to paragraph 5 of this Agreement and for one (1) year after the termination of this Agreement, Executive will not influence or attempt to influence customers (defined broadly as those members, persons and entities having business dealings with TMP) of TMP to divert their business to any individual or entity then in competition with TMP. Executive further and specifically promises and agrees that during the time period referred to in this paragraph he will not disrupt, damage, impair, or interfere with the business of TMP by disrupting its relationships with customers, members, agents, employees, representatives, or vendors.

(d)          No Solicitation of Employees.  Executive promises and agrees that during the Term of this Agreement and any renewal period pursuant to paragraph 5 of this Agreement and for one (1) year after the termination of this Agreement, Executive will not disrupt, damage, impair, or interfere with the business of TMP by interfering with or "raiding" TMP employees by directly or indirectly soliciting TMP employees to work for any individual or entity then in competition with TMP.

(e)          Confidential Information.  Executive shall hold in a fiduciary capacity, for the benefit of TMP, as secret and confidential, all trade secret and nonpublic information relating to TMP and the business of TMP which was disclosed to or acquired or known by Executive during Executive's employment with TMP. Such TMP trade secret or confidential information includes lists of names, including customer lists, personnel, pricing and account information, marketing plans, information concerning litigation or pending litigation, and any communications subject to the attorney-client and attorney work-product privileges as to TMP's attorneys.  During Executive's employment by TMP and after the termination of Executive's employment, Executive shall not, without prior written authorization and consent of the TMP's Board of Directors, or as may otherwise be required by law or legal process, use or communicate or disclose any such trade secret or confidential information to any third party other than TMP and those whom TMP authorizes to receive such information.

(f)          Injunctive Relief.  It is expressly agreed that TMP would suffer irreparable injury if Executive were to violate the provisions of this paragraph 4 of the Agreement and that TMP would therefore be entitled to injunctive relief pursuant to the provisions of paragraph 20.  Executive consents and stipulates to the entry of such injunctive relief prohibiting Executive from competing with TMP in violation of this Agreement.

(g)          Notification of New Employer. Executive consents to notification by TMP to any subsequent employer of Executive about Executive’s rights and obligations under this paragraph 4 of the Agreement.

(h)          CPA Status. Executive will ensure Executive’s CPA status in the State of Washington is reinstated within 90 days of the Start Date and that Executive’s CPA status in the State of California is active within 180 days of the Start Date. Executive will maintain his CPA status as active in the State of California for the duration of his employment thereafter.

5.           TERM. Subject to earlier termination as provided elsewhere in this Agreement, Executive shall be employed pursuant to this Agreement for a term commencing upon the date hereof and ending one calendar year thereafter unless earlier terminated pursuant to Section 11 of this Agreement (the “Term”). TMP may renew this Agreement for one (1) additional year (meaning from effective date through the last day of the twelfth month) each year after the expiration of the initial Term, and will advise Executive in writing no later than May 15 of each year of its decision regarding renewal of this Agreement. If the Agreement is renewed, it will be for the period of one additional year (August 14 through the following August 13). If the Agreement is not renewed or if, for any reason, TMP does not notify Executive in writing of its decision regarding renewal by May 15, the Agreement will terminate on August 13 and TMP will have no further obligation to pay Executive any compensation or any other amounts, except for any unused accrued paid time off and reimbursable business expenses as provided in paragraphs 8 and 10, respectively, and any earned and accrued bonus or payments due Executive, if any, at the time of termination under any plans in which Executive participated prior to termination, or as otherwise provided by law. If TMP does not renew the Agreement it may, at its option, place Executive on inactive status, at full pay, for the period of May 16 through August 13 of the then current year.

6.          COMPENSATION OF EMPLOYEE.

(a)          Base Salary. Effective upon execution of this Agreement, Executive’s Base Salary shall be $200,000 per year, payable in accordance with the customary payroll practices of TMP but in no event less frequently than bi-weekly.

(b)          Performance Bonuses.

(1)          Executive shall receive a one-time cash bonus (the “Cash Flow Bonus”) of $50,000 upon the company maintaining a cash balance in excess of $250,000 for every day two consecutive quarters. Bonus will be paid out at a rate of $10,000 per month for five months. If Executive’s employment is terminated for any reason prior to the payout of any or all of this bonus balance, the unpaid balance shall be foregone.

(2)          Beginning January 1, 2014, Executive shall be eligible to earn an annual cash bonus (the “EBITDA bonus”) ranging from 0% to 30% of $250,000, pro-rata to the Company’s earnings before interest taxes depreciation and amortization including equity compensation (herein “Adjusted EBITDA”) as reported in the Company’s financials. Adjusted EBIDTA goals shall be $5 million in 2014, $10 million in 2015 and $15 million in 2016. As an example and for clarification, should the Company report Adjusted EBITDA in 2014 of $4 million, Executive shall receive a bonus of $60,000 ($4 million / $5 million x 30% x $250,000).

7.          STOCK OPTIONS.

(a)          Base Stock Options. Upon Executive’s 90th calendar day of employment, TMP will grant Executive an option to purchase One Hundred and Fifty Thousand (150,000) shares of TMP common stock with a seven (7) year term fully-vested upon grant pursuant to TMP’s stock option plan. The option shall have an exercise price per share equal to fair market value per share as determined by the average closing price for the ten market days prior to the grant date. The options shall vest twenty five percent (37,500 shares) per year for four years on each of the following dates: August 19 of 2014, 2015, 2016 and 2017. Executive shall be solely responsible for paying his own federal and state taxes associated with the grant and any exercise of such Stock Option, provided, that TMP will take any necessary action, to the extent reasonable, to ensure incentive stock option treatment for the Stock Option, in whole or part, to the extent eligible under applicable laws.

(b)          Bonus Stock Options. Upon the filing of TMP’s annual report for the fiscal years 2014, 2015 and 2016, TMP will grant Executive an option to purchase between Zero (0) and Forty Thousand (40,000) shares of TMP common stock pro-rata to the Company’s Adjusted EBITDA goals for that fiscal year. Adjusted EBIDTA goals shall be $5 million in 2014, $10 million in 2015 and $15 million in 2016. As an example and for clarification, should the Company report adjusted EBITDA in 2014 of $4 million, Executive shall receive a stock option bonus of 32,000 shares. The stock options shall have a seven (7) year term will be granted pursuant to TMP’s stock option plan. The option shall have an exercise price per share equal to fair market value per share as determined by the average closing price for the ten market days prior to the grant date. Executive shall be solely responsible for paying his own federal and state taxes associated with the grant and any exercise of such Stock Option, provided, that TMP will take any necessary action, to the extent reasonable, to ensure incentive stock option treatment for the Stock Option, in whole or part, to the extent eligible under applicable laws.

8.          EXPENSES. TMP shall reimburse the Executive for all reasonable business expenses incurred during the Term of this Agreement in accordance with applicable policies and procedures of TMP then in force, including, without limitation, cell phone and related data services, travel (including mileage for services-related travel using Executive’s personal vehicle), lodging, and other expenses incurred by Executive, and all other expenses contemplated by this Agreement, provided such expenses are evidenced by reasonable documental proof and pre-approval by Executive’s supervisor.

9.          MEDICAL BENEFITS. Executive shall be eligible to enroll in TMP’s standard medical benefits plan upon the 30th day of Executive’s employment.

10.          PERSONAL TIME OFF. Executive shall accrue three week’s (120 hours) personal time off per year (prorated the first year to the number of days worked in that year). In addition, Executive will be eligible for TMP’s standard annual holidays (approximately eight days per year). Executive shall also accrue one week (40 hours) of sick time per year. Unused personal time off shall roll-over to the following year if unused, with a maximum balance of 200 hours. Unused holidays and sick time shall not roll over from year to year.

11.          NOTICE OF TERMINATION. Any termination of the Executive’s employment hereunder by TMP or by the Executive shall be communicated by written notice of termination to the other party hereto in accordance with this Agreement.

12.          EMPLOYEE COMPENSATION UPON TERMINATION.

(a)          EFFECTS OF GENERAL TERMINATION. Upon any termination of employment of or by Executive for any reason, TMP shall pay on the Date of Termination all accrued and owing salary, reimbursable expenses and accrued vacation through the Date of Termination, less any applicable tax deductions and withholding amounts in accordance with applicable state and federal law. Any other amounts payable hereunder upon any termination shall be paid in accordance with the Company’s customary payroll periods and less any applicable tax deductions and withholding amounts in accordance with applicable state and federal law, unless otherwise explicitly stated in this Agreement. Unless explicitly stated otherwise, in the event of any termination Executive shall remain eligible to receive a prorated bonus for the period of service prior to the Date of Termination. Any unvested Stock Options held by Executive shall be foregone.

(b)          DEATH OR DISABILITY. During any period during the Term that the Executive fails to perform his duties hereunder as a result of a Disability (as defined below), TMP will have the option to terminate Executive's employment by giving a notice of termination to Executive. The notice of termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the notice of termination is given. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. If terminated due to Disability, in addition to the amounts set forth in subsection 11(a), TMP shall (i) pay the Executive, or Executive’s beneficiaries in case of death, Base Salary for a period of six (6) months after the Date of Termination, (ii) continue to cover Executive and other under Executive’s health plan at the time of termination under applicable Benefit Plans through the end of the Term or Renewal Term, as the case may be and (iii) maintain Executive’s, or Executive’s beneficiaries in case of death, eligibility to receive the Annual Bonuses as otherwise provided under this Agreement.

(c)          EMPLOYER’S TERMINATION FOR CAUSE. If the Executive’s employment hereunder is terminated by TMP for Cause (as defined below), other than the amounts set forth in subsection 11(a), Executive shall be entitled to no further compensation.

(d)          EMPLOYER’S TERMINATION FOR ANY REASON OTHER THAN CAUSE, DISABILITY OR DEATH OR BY EMPLOYEE FOR ANY REASON OTHER THAN GOOD REASON. If the Executive’s employment hereunder is terminated by TMP for any reason other than Cause, Disability or Death (as addressed elsewhere herein), or by the Executive for any reason (other than Good Reason as addressed below) then in addition to the amounts set forth in subsection 11(a), TMP shall continue to pay the Executive Base Salary for a period of three (3) months after the Date of Termination.

(e)          TERMINATION BY EXECUTIVE FOR GOOD REASON. If the Executive’s employment is terminated by Executive for Good Reason (as defined below), in addition to the amounts set forth in subsection 11(a), TMP shall pay the Executive Base Salary for a period of three (3) months after the Date of Termination.

(f)          DETERMINATION OF CAUSE AND RELATED DATE OF TERMINATION - EMPLOYER. TMP may terminate the Executive’s employment hereunder for “Cause,” which means, as determined solely in the discretion of TMP’s designated agents:

(i)          Upon the Executive’s conviction for the commission of a felony (or a plea of nolo contendre thereto);

(ii)          A material breach by Executive of any of the representations or warranties or terms of this Agreement; and

(iii)          Willful failure by the Executive to materially perform his duties pursuant to the terms and conditions this Agreement (other than any such failure resulting from the Executive’s incapacity due to Disability). For purposes hereof, no act or failure to act by the Executive shall be considered ‘willful’ unless done or omitted to be done by him in bad faith.

(iv)          A determination by TMP that Executive’s performance is below TMP’s expectations. In this case, Executive shall be given a 90 day notice and window to improve performance to TMP’s expectations.

Other than in the case of subsection 11(g)(iv), the Date of Termination for termination of Executive by TMP for Cause shall be no earlier than two weeks after the effective date of notice (per subsection 21(b) below), during which period Executive shall be entitled to cure any condition specified in the Notice of Termination pursuant to subsection 11(g)(ii).

(g)          GOOD REASON - EMPLOYEE. The Executive may terminate his employment hereunder for Good Reason, provided that the Executive shall have delivered a Notice of Termination (as described herein) within thirty (30) days after the occurrence of the event giving rise to such termination for Good Reason. Executive’s termination of his employment for Good Reason shall mean the occurrence of one or more of the following circumstances, without the Executive’s express written consent, which are not remedied by TMP within thirty (30) days of the effective date of the Notice of Termination (per subsection 21(b) below):

(i)          an assignment to the Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with TMP hereunder or any material limitation of the powers of the Executive, in each instance not consistent with the powers of the Executive contemplated by Paragraph 2 hereof;

(ii)          any removal of the Executive from, or any failure to re-elect the Executive to, the positions specified in the Agreement;

(iii)          a reduction in the Executive’s Base Salary as in effect from time to time;

(iv)          the failure of the Company to continue in effect any Benefit Plan that was in effect on the date hereof or provide the Executive with materially equivalent benefits;

(v)          any relocation of Executive to a primary office location that is more than 30 miles from the Los Angeles office of TMP as of the date of this Agreement or requirement that Executive travel outside of Southern California more than ten (10) days per month;

(vi)          any other material breach by the Company of this Agreement.

(h)          COMPLIANCE WITH SECTION 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, where applicable, and this Agreement will be interpreted in a manner consistent with that intention. Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code, if as of the date of Executive’s “separation from service” (within the meaning of Section 409A of the Code and the applicable regulations) from TMP, (i) Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code), and (ii) TMP or any member of a controlled group including TMP is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of Executive’s separation from service will be made earlier than the first day of the seventh month following the date on which the Executive separates from service with TMP, or if earlier within thirty (30) days of the Executive’s date of death following the date of such separation. Notwithstanding the foregoing, this provision will not apply to (a) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), (b) to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (c) to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Code Section 409A. Notwithstanding anything to the contrary herein, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” or like terms will mean a separation from service. For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of the Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

13.          SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees. Upon the Executive’s death, all amounts to which he is entitled hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designees or, if there be no such designee, to the Executive’s estate. The Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of TMP.

14.          CONFIDENTIAL INFORMATION AND TRADE SECRETS.

(a)          Executive has reviewed and signed TMP’s confidentiality agreement and recognizes that Executive’s position with TMP requires considerable responsibility and trust, and, in reliance on Executive’s loyalty, TMP may entrust Executive with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

(b)          For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, data, methods, design, process, procedure, formula or improvement related to TMP or its affiliates that is not generally known to competitors of TMP. “Confidential Information” is any oral or written knowledge, technical data, secret or proprietary information, Know-how or other information of TMP and its affiliates (and their respective customers, investors, vendors, business partners and the like) of any kind, other than Trade Secrets, including, but not limited to, TMP’s business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning Executives of TMP, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term “Trade Secret” and “Confidential Information” shall not apply to information which is (i) already in Executive’s possession (unless such information was derived prior to the date of this Agreement solely in connection with formulating TMP’s business plans, obtained by Executive from TMP while in service to TMP or was obtained by Executive in the course of Executive’s employment by TMP), (ii) become generally known to others in the industry by means other than unlawful disclosure by Executive or (iii) required to be disclosed by any applicable law.

(c)          Except as required to perform Executive’s duties hereunder, Executive shall not use or disclose any Trade Secrets or Confidential Information of TMP during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Executive, unless required to be disclosed by applicable law.

(d)          Upon the request of TMP and, in any event, upon the termination of employment hereunder, Executive will surrender to the company all memoranda, notes, records, plans, manuals or other documents pertaining to TMP’s business, Trade Secrets or Confidential Information or Executive’s employment (including all copies thereof). All such information and materials, whether or not made or developed by Executive, shall be the sole and exclusive property of TMP, and Executive hereby assigns to the company all of Executive’s right, title and interest in and to any and all of such Trade Secrets or Confidential Information.

(e)          Executive agrees and acknowledges that TMP has developed, and is developing at great expense of time and financial resources, which are kept and protected as Confidential Information and Trade Secrets that are unique and of great value to TMP, and that, in the event this Section 13 or any of the sub-parts of this Section 13 is breached by Executive, said breach will give rise to irreparable damage to TMP inadequately compensable in damages. Executive therefore expressly agrees that in the event of a breach or threatened breach of this Section 13, or any of the sub-parts of this Section 13, TMP will be entitled to seek injunctive relief in any court of competent jurisdiction, in addition to any and all other legal or equitable rights and remedies existing in its favor, and may also apply to any court of law or equity having competent jurisdiction for a declaratory judgment for specific performance or other relief in order to enforce its rights or prevent any violation of this Agreement, and Executive will not claim as a defense thereto that TMP has an adequate remedy at law.

15.          INTELLECTUAL PROPERTY RIGHTS DURING THE TERM OF THIS AGREEMENT. Executive acknowledges and agrees that his performance under this agreement is work for hire and Executive agrees to and does hereby sell, assign, transfer and set over to TMP, its successors, assigns, or affiliates, as the case may be, all of Executive’s right, title, and interest in and to any inventions, improvements, processes, patents or applications for patents which Executive develops or conceives individually or in conjunction with others during the course of Executive’s retention by TMP, or, having possibly conceived same prior to his retention, may complete while performing services for TMP or any of the TMP’s affiliates, in both cases whether during or outside business hours, whether or not on the TMP’s premises, in connection with any matters which related to the TMP’s or the TMP’s affiliates’ business, to be held and enjoyed by TMP, its successors, assigns or affiliates, as the case may be, to the full extent of the term for which any patent may be granted and as fully as the same would have been held by Executive, had this Agreement sale or assignment not been made. Executive will make, execute and deliver any and all instruments and documents necessary to obtain patents for such inventions, improvements and processes in any and all countries. Executive hereby irrevocably appoints TMP to be Executive’s attorney in fact in the name of and on behalf of Executive to execute all such instruments and do all such things and generally to use the Executive’s name for the purposes of assuring to TMP (or its nominee) the full benefit of its rights under the provisions of this Section 14.

16.          POLICIES AND PROCEDURES. As an employee of TMP, Executive will be subject to the administrative, personnel, marketing and other policies and procedures of TMP as they may be modified or supplemented from time-to-time by TMP, in its sole discretion, including, without limitation, those policies set forth in TMP’s employee handbooks or manuals, if any. Executive agrees to abide by TMP’s policies, provided, however, that (1) they have been provided to Executive in writing reasonably in advance of implementation and enforcement against Executive, and (2) the terms of this Agreement shall supersede and control in the event of any conflict or inconsistency between the terms of this Agreement and TMP’s policies, including, without limitation, those employee policies relating to outside employment and performance reviews.

17.          SUPERVISION OF EMPLOYEE. In performing services under this Agreement, Executive shall at all times in service to TMP hereunder be subject to the supervision and control of TMP. Executive shall regularly report to such TMP personnel as directed by TMP. Executive shall participate as requested in TMP’s employee training, regulatory compliance (including, but not limited to, HIPAA compliance) and orientation programs. If requested, Executive shall document all hours worked for TMP in a form satisfactory to TMP.

18.          COMPLIANCE WITH HEALTH CARE LAW. Executive shall fulfill its obligations under this Agreement in accordance with any and all applicable laws, rules, guidelines and requirements of governmental, accrediting, reimbursement, payment and other agencies having jurisdiction over the operation of TMP’s business, including without limitation, compliance with the following requirements: Executive has complied in all material respects with, is in material compliance with and shall remain in material compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof relating to Health Care Laws and Practices (as defined below). Executive has not received notification of or been under investigation with respect to, any violation of any provision of any federal, state or local law or administrative regulation, or of any rule, regulation or requirement of any licensing body relating to Health Care Laws and Practices. For purposes of this Agreement, “Health Care Laws and Practices” means all federal, state or local laws, rules, regulations or guidelines regarding (i) any government-sponsored health care program, including Medicare and other federally or state funded entitlement programs, and including those laws, rules, regulations and guidelines related to covered services, charging practices, billing, collection, marketing and advertising, (ii) kickbacks, fee-splitting and other referral practices, including, without limitation, the federal anti-kickback statute set forth at 42 U.S.C. Section 1320a-7b (the “anti-kickback statute”), the federal physician self referral law set forth at 42 U.S.C. Section 1395nn (the “Stark law”), California Business and Professions Code Section 650, California Welfare and Institutions Code Section 14107.2(a), California Business and Professions Code Sections 650.01 and 650.02, California Labor Code Sections 139.3 and 139.31 and other related or similar laws and regulations, and (iii) the privacy, maintenance or protection of patient records, including the HIPAA.

19.          INDEMNIFICATION. TMP hereby agrees to indemnify, hold harmless and defend Executive, including advancing expenses and promptly paying covered amounts when due, to the fullest extent permitted by law and under the charter and bylaws of TMP, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, cost, fees (including reasonable attorneys’ fees), losses, damages and causes of action (including, but not limited to, claims for indemnity or contribution) resulting from Executive’s good faith performance of his duties and obligations hereunder. Executive shall indemnify and hold TMP harmless from all liability for loss, damages, or injury to persons or property resulting from the culpable negligence or misconduct of Executive. If any claim, action or proceeding shall hereafter be brought seeking to hold TMP liable on account of any act or omission of Executive, Executive shall, at Executive's sole expense, pay, appear and defend TMP against any such claim or demand, and indemnify and hold TMP free and harmless therefrom. This indemnification shall include any costs, including attorney's fees, reasonably incurred by TMP in defending any claim made against Executive.

20.          NEGOTIATION, MEDIATION AND ARBITRATION.

(a)          Negotiation and Binding Arbitration. While TMP and Executive hope that employment disputes will not occur, TMP and Executive believe that where such disputes do arise, it is in the mutual interest of TMP and Executive to handle them pursuant to negotiation and binding arbitration which generally resolves disputes quicker than court litigation and with a minimum of disturbance to all parties involved.  TMP AND EXECUTIVE UNDERSTAND THAT THEY ARE WAIVING TO THE MAXIMUM EXTENT PERMITTED BY LAW THE RIGHT TO A JURY TRIAL AND RIGHT TO APPEAL FOR ALL EMPLOYMENT-RELATED DISPUTES.

(b)          Consultation, Negotiation and Mediation. TMP and Executive shall use their best efforts to settle any claim, dispute, question, or disagreement arising out of or in connection with Executive's employment, (collectively referred to as “Claim” or “Claims”) as follows:

(1)          Executive and TMP shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.  If they do not reach such solution within a period of forty-five 45 days from first notice by either party ("Consultation and Negotiation Period");

(2)          If Executive and Company do not resolve any Claim within the Consultation and Negotiation Period, then Company or Executive may initiate non-binding mediation by notifying the other party in writing.  Company and Executive shall mutually select a mutually agreeable neutral third party mediator ("Mediator") within forty-five (45) days from notice of a party's initiation of mediation.  The parties will conduct mediation in good faith within forty-five (45) days of the selection of the Mediator ("Mediation Period").  Company and Employee shall equally share all costs of Mediation;

(3)          If Executive and Company do not resolve any Claim within the Mediation Period, then, upon written notice by either party to the other, the Claim shall be decided exclusively by final and binding arbitration as set forth herein.  This paragraph shall not apply if either party seeks injunctive relief pursuant to paragraph 6.o below,

(c)          Final and Binding Arbitration. Any and all such Claims shall be decided exclusively by final and binding arbitration in Los Angeles County, California, pursuant to the procedures required by California law, including the California Arbitration Act, California Code of Civil Procedure §§ 1281, et seq. and governing case law including Armendariz v. Foundation Health Psychcare Servs., Inc. (2000) 24 Cal.4th 83, and subsequently decided authorities, and laws.

(d)          California Law Unsettled. TMP and Executive acknowledge that each of them has been fully and completely advised by their own attorneys, or if unrepresented have been advised by the reading of this paragraph, and each of them understands that California law is presently unsettled as to the extent each of them, as part of this Agreement, can lawfully waive their respective rights and obligations by agreeing in advance to submit any Claims that may arise between them to arbitration.  Notwithstanding the unsettled state of the law, TMP and Executive agree that to the maximum extent permissible, each of them will submit any Claims to arbitration.  TMP and Executive further agree that in the event that any of the arbitration provisions in this paragraph 6 is held to be unenforceable, such provision shall be deemed stricken and the remainder shall be fully enforceable. These arbitration provisions shall not apply to a Claim if an agreement to arbitrate such Claim is prohibited by California or federal law including governing case law.

(e)          Demand for Arbitration. Any Demand for Arbitration (“Demand”) must be submitted in writing to the other party at any time within the period covered by the applicable statute of limitations on the Claim stated in the Demand or such Claim will be barred forever (the “statute of limitations” is defined as being the same limitations period that would be applicable if a lawsuit was filed in the Superior Court of the State of California.). The written Demand will include the following information: (1) A factual description of the Claim in sufficient detail to advise the other party of the nature of the Claim; (2) The date when the Claim first arose; (3) The names and telephone numbers of any persons with knowledge of the Claims; and (4) The relief sought by requesting party.

(f)          Selection of Arbitrator. The arbitration shall be conducted before a single neutral arbitrator (“Arbitrator”) selected by both parties in accordance with California Code of Civil Procedure Section 1281.6. The Executive and the TMP will jointly select the Arbitrator, who must be an attorney duly admitted to practice in the State of California.  If the Executive and the TMP cannot agree on an Arbitrator then the party requesting arbitration shall contact an appropriate organization, such as the American Arbitration Association (“AAA”) for a list of five retired or former jurists with substantial professional experience in employment matters and provide that list to the other party. The Arbitrator will be selected by each Party alternately (starting with the party who did not provide the list) striking one name from the list.  The last name remaining on the list will be the Arbitrator selected to resolve the dispute. This Agreement to arbitrate will be specifically enforceable.  Judgment upon any award rendered by an Arbitrator may be entered in any court having jurisdiction thereof.

A copy of California Code of Civil Procedure Section 1281.6 and the Rules of the AAA are attached hereto respectively as Attachments “A” and “B”.  The foregoing described documents, including same as may be subsequently amended or revised, are incorporated herein by this reference as though set forth in full.

(g)          Covered Claims. The Claims covered include, but are not limited to such Claims for: wages or other compensation due; breach of any contract or covenant, express or implied; tort claims; discrimination claims, including but not limited to discrimination (including those claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq. or California Fair Employment & Housing Act, as amended, Cal. Govt. Code § 12900, et seq.) based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition, harassment or retaliation on any of the foregoing bases, benefits (except as excluded herein) and violations of any federal, state or other governmental constitution, statute, regulation, or ordinance or public policy.  Both the TMP and the Executive shall be precluded from bringing or raising in court or another forum any dispute that was or could have been submitted to binding arbitration.

(h)          Excluded Claims. The following are expressly excluded from these arbitration provisions and are not covered by this Agreement: (1) claims related to workers' compensation or unemployment insurance benefits; and (2) claims that are prohibited from being arbitrated by California or federal law including governing case law.

(i)          Additional Proceedings Arbitrated. Executive may consult with or file a complaint with any appropriate state or federal agency, such as the U.S. Equal Employment Opportunity Commission (EEOC), California Department of Fair Employment and Housing (DFEH).  However, if Executive's Claim or complaint is not finally resolved by the government agency or the Executive is not satisfied with the results of the government agency process, Executive agrees that any additional proceedings will be arbitrated pursuant to the provisions of this paragraph 6 instead of going to trial.

(j)          Discovery. The parties will be permitted to conduct discovery as provided by the California Code of Civil Procedure Section 1283.05.

(k)          Arbitration Fees and Expenses.

(1)          Notwithstanding the provisions of California Code of Civil Procedure §1284.2, Executive’s responsibility for payment of the Arbitrator’s fees and expenses in connection with Claims to enforce statutory rights shall be limited to an amount equal to the filing fee to file a Superior Court action, and TMP shall pay all remaining fees and costs of the Arbitrator.

(2)          With respect to all other claims not arising from a state or federal statute, the parties shall each pay their pro rata share of the Arbitrator’s expenses and fees, pursuant to California Code of Civil Procedure §1284.2, unless otherwise required by California Code of Civil Procedure §1284.3 or other provisions of law.

(3)          Each party shall pay for their own attorneys' fees, witness fees or other expenses or costs incurred.  However, the Arbitrator may award costs and or attorneys' fees to the prevailing party to the extent permitted by law.  Any controversy regarding the payment of fees and expenses shall be decided by the Arbitrator.

(l)          Evidence and Burden of Proof. The Arbitrator shall be the judge of the relevance and materiality of the evidence offered, in conformity with the legal rules of evidence. The parties bear the same burdens of proof as if their claims had been brought in court.

(m)          Arbitrator Authority. The Arbitrator will have no authority to extend, modify or suspend any of the terms of this Agreement.  The Arbitrator within 30 days of the conclusion of the arbitration will make his or her award in writing and shall accompany it with an opinion discussing the evidence and setting forth the reasons for his or her award.  The Arbitrator may award any form of remedy or relief that would otherwise be available in court, consistent with applicable laws.  The Arbitrator will have the authority to hear and grant motions.

(n)          Arbitrator Decision. The decision of the Arbitrator within the scope of the submission will be final and binding on both parties and any right to judicial action on any matter subject to arbitration hereunder hereby is waived, except suit to enforce this arbitration award or in the event arbitration is not available for any reason.  Any suit must be brought in Sacramento County, California.

(o)          Injunctive Relief. Either party may apply to the Arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either party also may, without waiving any remedy under this agreement, seek from any court having jurisdiction any interim or provisional remedies pursuant to California Code of Civil Procedure Section 1281.8 that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy).

(p)          Confidentiality. Neither the Executive, the TMP, nor the Arbitrator may disclose the existence, content or results of any arbitration under this Arbitration section without the prior written consent of all those involved in the arbitration, except that disclosure may be made in the following circumstances: (1) If required by law; (2) To each participant’s spouse, officers, insurers and legal and tax advisors; or (3) In connection with an application made to a court to enforce, vacate or modify an Arbitrator’s award, and in such circumstances, all pleadings briefs, memoranda and exhibits shall be filed under seal.

(q)          Application. These provisions shall apply to any Claims involving TMP as well as TMP’s members and affiliated companies, successors and assigns, officers, directors, employees, or agents in their capacity as such.

(r)          Survival. The rights and obligations of Executive and TMP set forth in this Section on Arbitration shall survive the termination of Executive's employment and the expiration of this Agreement.

(s)          Consideration and Waivers. In consideration for and as a material condition of Executive's employment and continued employment with TMP, TMP and Executive agree that to the fullest extent permitted by law, final and binding arbitration is the exclusive means for resolving the claims outlined in this Agreement.  However, this Agreement does not in any way alter the at-will status of TMP's employment.  TO THE MAXIMUM EXTENT PERMITTED BY LAW BOTH THE TMP AND EXECUTIVE EXPRESSLY WAIVE ALL RIGHTS TMP AND/OR EXECUTIVE MAY HAVE TO A CIVIL COURT ACTION AND APPEAL ON ANY CLAIM INCLUDING DISCRIMINATION AND HARASSMENT CLAIMS ARISING OUT OF OR IN ANY WAY RELATED TO EXECUTIVE’S EMPLOYMENT WITH THE TMP.  ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE ANY SUCH CLAIM, ALTHOUGH THE ARBITRATOR HAS THE AUTHORITY TO AWARD ANY TYPE OF RELIEF THAT COULD OTHERWISE BE AWARDED BY A JUDGE OR JURY.

21.          GENERAL PROVISIONS.

(a)          GOVERNING LAW AND JURISDICTION. Contract Governed by Law of State of California. The parties agree that it is their intention and covenant that this Agreement and performance under this Agreement and all suits and special proceedings under this Agreement be construed in accordance with and under and pursuant to the laws of the State of California and that in any action, special proceeding, or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of California shall be applicable and shall govern without regard to any conflict of laws principles. Any and all claims of any kind arising from or related in any manner to this Agreement shall be brought in Los Angeles County, California.

(b)          NOTICES. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex, or telecopier, addressed as follows:

Party:	Address:
TMP	Targeted Medical Pharma, Inc. 2980 Beverly Glen Circle, Suite 301 Los Angeles, California 90077
Executive: WILLIAM B. HORNE	800 Bienveneda Avenue Pacific Palisades, CA 90272

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered per documentation of delivery, if delivered by Federal Express, UPS or similar delivery service; three (3) business days after deposit in any United States Post Office in the Continental United States, postage prepaid, if mailed; when answered back, if telefaxed; when receipt is acknowledged or confirmed, if telecopied; upon receipt of notice of delivery or reply, if emailed.

(c)          COMPLETE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between TMP and Executive with respect to the subject matter hereof and contains all of the covenants and agreements between TMP and Executive with respect to such subject matter in any manner whatsoever, except as such other agreements are explicitly referenced and affirmed herein. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by both parties or their respective successors-in-interest, if applicable.

(d)          AUTHORITY. Each of the parties hereby represents and warrants to the other that:

(1)          He or it has the power and authority to enter into this Agreement, including, with respect to TMP, requisite approval of the Board of Directors, and

(2)          The execution, delivery and performance of this Agreement does not and will not violate the terms of any agreement or other instruments to which he or it is a party or by which he or it is bound.

(e)          NUMBER AND GENDER. Whenever the singular number is used in this Agreement and when required by context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word “person” shall include corporation, firm partnership or other form of association.

(f)          FAILURE TO OBJECT NOT A WAIVER. The failure of either party to this Agreement to object to or to take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement, shall not be construed as a waiver of the violation or breach or of future violation, breach or wrongful conduct.

(g)          EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatory to the original and same counterpart.

(h)           FURTHER ASSURANCE. Each party shall execute and deliver such further instruments and shall take such other action as any other party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

(i)          SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Executed by the parties as of the day and year first above written.

TMP:
Dated: August 15, 2013	TARGETED MEDICAL PHARMA, INC. By: /s/ Amir Blachman Its: VP, Secretary, CCO
EMPLOYEE:
Dated: August 15, 2013	William B. Horne By: /s/ William B. Horne

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